Exhibit 107

Calculation of Filing Fee Tables

… F-1…..

(Form Type)

…………………………… Li Bang International Corporation Inc..………………………..…

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share(1)	457(o)	5,750,000	$5.00	$28,750,000	$0.0000927	$2,665.13
Fees to be Paid	Equity	Underwriter Warrants(2)	other	—	—	—	—	—
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001 per share underlying Underwriter Warrants(2)	457(o)	287,500	$6.00	$1,725,000	$0.0000927	$159.91
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001 per share underlying Underwriter Warrants(2)	457(o)	57,500	$6.00	$345,000	$0.00011020	$38.02
Fees Previously Paid	Equity		--	--	--	--	--	$2,863.06
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$30,820,000		$2,863.06
	Total Fees Previously Paid							$2,825.82
	Total Fee Offsets							$0
	Net Fee Due							$38.02

(1)	We have granted the Underwriter an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the Ordinary Shares to be offered by us pursuant to this offering (excluding Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The Registrant will issue to WestPark Capital, Inc. (the “Underwriter”) warrants to purchase a number of Ordinary Shares equal to an aggregate of five percent (6.0%) of the Ordinary Shares (the “Underwriter Warrants”) sold in the offering. The exercise price of the Underwriter Warrants is equal to 120% of the offering price of the Ordinary Shares offered hereby. The Underwriter Warrants are exercisable within 5 years commencing 180 days from the effective date of the offering at any time, and from time to time, in whole or in part.